Exhibit 10.1

$465,495.00      October 1, 2004      Houston, Texas

AMENDED AND RESTATED PROMISSORY NOTE

        Flotek Industries, Inc., a Delaware corporation (hereinafter called “Maker”), for value received, promises and agrees to pay on or before the Maturity Date (as hereafter defined), to Oklahoma Facilities LLC, an Oklahoma limited liability company, or its assigns (hereinafter called “Payee”) in lawful money of the United States of America the principal sum $465,495.00, together with interest on the unpaid principal balance at a rate equal to the “National Prime” Rate Floating (as reported in the Wall Street Journal ) + 7.25% per annum, adjustable as of date of change, (calculated on the basis of a 365-day year).

        Maker shall pay the holder hereof on a monthly basis beginning on January 1, 2005 the amount of $15,461.10 per calendar month, with such payments continuing on the first day of each calendar month thereafter until the principal and all accrued interest under this Note is paid in full. Maker shall pay the holder hereof on October 8, 2004 the amount of all accrued and unpaid interest though September 30, 2004, totaling approximately $6,816.00. Maker shall pay monthly accrued interest of $4,654.95 on November 1, 2004 and December 1, 2004. Principal and accrued interest remaining unpaid shall be due and payable in one lump sum payment upon the day or date (“Maturity Date”) that is the earlier of (i) July 1, 2005, or (ii) within a reasonable period of time (not to exceed three (3) days) following receipt in full by Maker of the amount owing to Maker or its affiliate by Servicios Tecnicos Petrovalve under Invoice No. IN000995 dated April 11, 2002 in the full amount of $406,790.00. Partial payments made following receipt in full or part by Maker of the amount owing to Marker or its affiliate by Servicios Tecnicos Petrovalve under Invoice No. IN000995 dated April 11, 2002 shall defer the scheduled following calendar month payment of $15,461.10 by Maker to Payee if amount paid is equal to or greater than $15,461.10. If any amount owing under this Note is due and payable on a day that is not a business day, such payment shall instead be due and payable on the next succeeding business day. If any amount owing under this Note is due and payable, payment must be made within 3 business days of the scheduled payment or a $500.00 late payment penalty will be incurred and owed by Maker to Payee. Maker has the right to prepay this Note in whole or in part at any time and from time to time without penalty, on not less than five business days’ prior notice. Any such prepayment shall be applied ratably to all remaining installments of principal not then due.

        For purposes of this Note, an “Event of Default” shall occur whenever: (a) default is made in the payment when due of any installment of principal on this Note and such default has not been cured within fifteen (15) days of written notice thereof, (b) default is made in the payment when due of any installment of interest on this Note and such default has not been cured within fifteen (15) days of written notice thereof, (c) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect, and (d) an involuntary case or other proceeding shall be commenced against Maker which seeks liquidation, reorganization or other relief with respect to Maker or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect and such involuntary case or other proceeding shall remain undismissed for a period of 90 days.

        If an Event of Default shall occur, the holder hereof may, at the option of the holder, without demand, notice, or presentment, declare the entire unpaid principal balance of this Note, together with all accrued unpaid interest thereon, to be due and payable immediately. Upon any such declaration, the principal of this Note and all accrued interest shall become and be immediately due and payable, and the holder hereof may thereupon proceed to protect and enforce the obligations of the Maker hereunder by suit in equity, by action of law, or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder hereof.

        Maker agrees to pay all reasonable costs and expenses (including attorneys’ fees and expenses) expended or incurred by Payee in connection with the enforcement of this Note and collection of any sums due hereunder.

        It is the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this Note, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall be credited on the Note by the holder hereof (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to the Maker).

        The payment of this Note is secured pursuant to the terms of a Security Agreement dated the date hereof between Maker and Payee (the “Security Agreement”).

        This note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.

FLOTEK INDUSTRIES, INC. By: /s/ Jerry D. Dumas, Sr. ————————————————— Jerry D. Dumas, Sr., Chairman and CEO